Exhibit 10.7

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

Auto Loans Alliance
Program Agreement

This Auto Loans Internet Program Agreement ("Agreement") is made as of the 15 day of August, 2001 ("Effective Date"), by and between Household Automotive Credit Corporation, a Delaware corporation with its principal office at 11452 El Camino Real, San Diego, California 92130 (herein "HACC"); Household Bank, f.s.b., a federal savings bank with a branch office located at 1111 Town Center Drive, Las Vegas, Nevada, 89144 (herein "Household Bank" and collectively with HACC, "Household") and E-Loan, Inc. a Delaware corporation with its principal office at 5875 Arnold Road, Dublin, California, 94568 (herein "Company").

Preamble: Company is engaged in the business of assisting consumers to locate auto loans and/or managing Internet web sites whereby consumers can request information about auto loans and apply for auto loans. Household Bank and HACC are engaged in the business of lending funds to consumers located in States (as hereinafter defined) pursuant to loan agreements which are secured by motor vehicles and which satisfy their respective credit criteria. Company and Household desire to provide to consumers a broader range of available financing for consumers who seek auto loans through Company's services and/or web sites. Company and Household desire to enter into an arrangement whereby Company will forward to Household certain applications and/or agreements for auto loans from consumers pursuant to the terms and conditions of this Agreement and Company will assist Household in communications with consumers relating to such auto loans.

Now, therefore, in consideration of the mutual benefits to be derived from this Agreement, the promises, agreements, representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Household hereby agree as follows:

    DEFINITIONS. As used in this Agreement, in the Exhibits and- any other attachments hereto, and in addition to the terms defined elsewhere in this Agreement, the following words have the following meanings, whether used in the singular or plural:
      Affiliate means any person or entity which directly, or indirectly through one or more intermediaries, owns or controls, is owned or controlled by, or is under common control or ownership with, Company or Household, respectively, or their respective ultimate parent.
      Application means an application for credit relating to a proposed auto loan submitted by a consumer to Company.
      Approved Application means an Application that has been approved in writing (via facsimile or electronic transmission) for extension of credit by Household, which approval shall expire thirty (30) days after the date thereof.
      Basic Lending Guidelines means the general lending criteria set forth within Exhibit A, attached hereto and incorporated herein, to be used by Company in determining whether to forward Applications to Household or to some other lender for credit review, which guidelines may be modified or supplemented by the Parties in writing from time to time by amendment to such Exhibit or this Agreement.
      Business Day means Monday through Friday, excluding Federal holidays on which either Company or Household is closed.
      Company means E-Loan, Inc.
      Direct Alliance Underwriting Center means Household's underwriting center at 11452 El Camino Real, San Diego, California 92130, FAX Number (866) 489-1654 or at such other address(es) and/or facsimile number(s) designated by Household from time to time upon written notice, for receipt of Applications and/or Required Documents with respect to the Program.
      Draft means a draft issued on behalf of the Obligor and payable to the seller of the Vehicle, stating a maximum principal amount of the Loan.
      Household means Household Automotive Credit Corporation and/or Household Bank, f.s.b., collectively and jointly, except that for purposes of Section 2.4, "Household" shall mean the corporate entity that is the lender with respect to such Loan, which shall be at the sole discretion of Household.
      Laws) means all federal, state and local laws, rules, and regulations as now in effect and as amended from time to time, including without limitation, all consumer protection laws, the federal Truth-in-Lending Act, the Equal Credit Opportunity Act ("ECOA"), the Fair Credit Reporting Act ("FCRA"), and the Fair Debt Collection Practices Act and each of their respective regulations.
      Loan means a loan contract and security agreement for the purchase or refinancing of a new or used Vehicle entered into by either HACC or Household Bank as creditor and an individual consumer or consumers as Obligor.
      Month means a calendar month.
      Obligor means an individual consumer or consumers who are obligated as the borrower or borrowers on a Loan.
      Party or Parties means Company and Household.
      Principal Amount means the principal loan amount of the Loan which is the total amount advanced on behalf of or to the benefit of the Obligor on the Loan, including without limitation the original amount of the Draft payable to a seller of a motor vehicle or other person with respect to an auto loan contemplated. hereby.
      Program means the arrangement described in Exhibit A, attached hereto and made a part hereof, under this Agreement whereby Company forwards Submitted Applications to Household; Household reviews such Submitted Applications and informs Company whether such applications meet the Underwriting Criteria of Household; Company provides certain services as set forth in Exhibit A; and Household enters into Qualifying Loans with Obligors and extends funds to Obligors.
      Qualifying Loan means a Loan for which all of Household's conditions for extension of credit have been satisfied, as set forth in Exhibit A attached hereto and made a part hereof.
      Required Documents means the Loan, the Application, the original Draft, and all other documents listed on Exhibit A attached hereto and made a part hereof, each of which is required to be received from the Obligor and delivered to Household with respect to each Approved Application, as such documents may be changed or supplemented from time to time by Household in its sole discretion upon written notice to Company.
      States means the states listed on Exhibit C (with respect to Loans originated by HACC) and Exhibit D (with respect to Loans originated by Household Bank) attached hereto and made a part hereof, where HACC and Household Bank respectively may offer the Program for Company, or such other states as the Parties may mutually agree in writing from time to time by amendment to such Exhibits or this Agreement.
      Submitted Applications means Applications that generally satisfy the Basic Lending Guidelines as of the time such Applications are received by Company and are forwarded by Company to Household at the Direct Alliance Underwriting Center for credit review concerning an auto loan pursuant to the Program.
      Term means the term of this Agreement which shall be the period as defined in Section 8.1, including any Renewal Term established thereunder.
      Underwriting Criteria means the credit and other criteria as prescribed by Household from time to time to be used by Household in final review of Applications under this Agreement, which criteria may be modified or supplemented by Household at any time, with or without prior notice to Company. Household shall endeavor to provide notice to Company of material changes in the-Underwriting Criteria at least ten (10) Business Days before the implementation of such material changes.
      Vehicle means the automobile, van, or light truck, meeting Household's Underwriting Criteria, and serving as collateral for the Loan.
    THE SERVICES AND THE PROGRAM.
      Services Provided by Company. Company will perform the services in connection with the Program as set forth on Exhibit A, attached hereto and made a part hereof.
      Company's Compensation. If not prohibited by applicable law, Household will pay to Company, as the sole compensation for the marketing, communication, clerical, and administrative services of Company in connection with Applications and Qualifying Loans under this Agreement, the "Program Marketing and Service Fee" as set forth on Exhibit B attached hereto and incorporated herein. Household will pay Company monthly the total amount of Program Marketing and Service Fees relating to the Applications and/or Qualifying Loans that were acquired or consummated by Household under the process described in Exhibit A during the preceding Month. Household shall pay such Program Marketing and Service Fees within fifteen (15) days after the end of each Month, by electronic funds transfer or check, at its sole option.
      Program States. The States in which Household may offer the Program are set forth on Exhibits C and D of this Agreement, attached hereto and incorporated herein. Company acknowledges that Household may be subject to certain state licensing requirements, authorizations, or other limitations or requirements that affect its ability to offer the Program in certain states, and that such limitations and requirements are outside Household's control. Company acknowledges that Household may not be able to offer the Program in every state. Exhibits C and D of this Agreement may be amended from time to time, either to include additional states with both Parties' consent, or to delete states at Household's option.
      Ownership of Approved Applications and Qualifying Loans. Upon Household's approval of any Approved Application, and upon consummation or acceptance of any Qualifying Loan by Household, such Approved Application, such Qualifying Loan, and the lending relationship with such Obligor, shall be owned and controlled exclusively by Household, and no other party, including Company or any other party, shall have any interest in or to such Approved Application or Qualifying Loan, except as provided in this Agreement.
    COVENANTS OF THE PARTIES.
      Marketing. Company will introduce and market the Program to consumers and Household will reasonably cooperate with such efforts. At its sole discretion and expense, Company will produce all marketing materials, screens, advertisements, Internet web sites, and any other messages designed to market or to promote the Program and all such materials that include the name "Household" or any of Household's trademarks, or refer to Household in any way, will be subject to prior review and written approval by Household, which shall not be unreasonably withheld or delayed.
      Compliance with Law. Each Party shall comply with and send any required adverse action notices and any other notices to the applicant of an Application as may be required by applicable Law as a result of its respective credit review of an Application. Each Party will perform all of its activities, obligations and responsibilities contemplated under this Agreement in compliance with all applicable Laws.
      Reports. To the extent permitted by applicable Law, Household will provide to Company monthly reports containing a summary of the following information: the number of Applications received for the Program in the prior Month, the number of Approved Applications, the number of Qualifying Loans acquired or consummated in the prior Month, and such other information as the Parties mutually agree.
      Non-Exclusivity. Neither Company nor any Affiliate has any obligation to forward any auto loan application or any particular amount of auto loan applications to Household. Neither Household nor any Affiliate has any obligation to review or approve any Application or any number of Applications, or to acquire any Loan or a certain number of Loans pursuant to this Agreement, and Household and/or its Affiliates may receive applications or acquire loans or sales finance contracts from other organizations, financial institutions, banks, dealers or others, whether or not the applicants or obligors with respect to any such loans or sales finance contracts have submitted an application to Company, subject to section 3.10 below.
      Non-Solicitation. From the date of this Agreement until any Qualifying Loan is paid in full, Company agrees that neither it nor any of its Affiliates will directly solicit the respective Obligors to apply for, or offer to such Obligors, any auto-secured financial products, the proceeds of which are intended to be used to pay off or refinance such Obligor's Qualifying Loan, including, without limitation, the solicitation or offering of any auto-secured loan, retail installment contract, or any other auto-secured credit product. Household and its Affiliates shall not, during the application process and until any Qualifying Loan is paid in full, offer or sell to the respective Obligors any service contract, warranty product, or mechanical breakdown insurance. Company further agrees that the names of Obligors with respect to all Qualifying Loans shall remain the proprietary information of Household at all times, provided, however, that Company shall be permitted to solicit Obligors with respect to Qualifying Loans in a commercially reasonable manner for reasonable service contracts, warranty products, or mechanical breakdown insurance on the respective Obligor's Vehicle. The provisions of this paragraph 3.5 shall survive the expiration or termination of this Agreement.
      Record Retention. Each Party shall maintain data, information, records and documents required to be maintained by applicable Law relating to Applications for twenty five (25) months or such other time period as is required by applicable Laws, or, upon written notice, such longer period of time for which the requesting Party may be required to maintain such data and information for legal or regulatory purposes. If a Party shall request that the other Party maintain such data and information for a longer period of time, the requesting Party shall reimburse the other Party its reasonable costs and expenses in complying with such request. Each Party shall provide to the other Party, upon a Party's request, to the extent permitted by applicable Law, copies of specified information, data, documents and records relating to any Application residing on any of its databases or otherwise in its possession.
      Books and Records. Each Party has the right to audit upon reasonable notice to the other (at the expense of the requesting Party) during normal business hours the other's records, systems and procedures relating to Applications, Loans, Qualifying Loans, Program Marketing and Service Fees, adverse action notices, or other matters pertaining to the Program as mutually agreed upon by the Parties. Each Party shall reasonably cooperate with the other during such audit.
      Loan Forms. Company shall use its best efforts to provide prior written notice to Household of any changes to its form documents for Applications and Company's internet site as it directly relates to the Program, as applicable, and shall update the forms as necessary to comply with applicable Law.
      Assignment and Subrogation. Company hereby subrogates Household to any and all rights, remedies, warranties, recoveries, or causes of action it may have against any vehicle dealer, vehicle seller, vehicle buyer, applicant, or Obligor with respect to any Application or Qualifying Loan, whether arising from any of the Application, Loan Documents, the Draft, any contract between Company and such party, or otherwise. Company hereby assigns to Household any and all rights, remedies, warranties, recoveries, or causes of action it may have against any vehicle dealer, vehicle seller, vehicle buyer, applicant, or Obligor with respect to any Application or Qualifying Loan, whether arising from any of the Application, Loan Documents, the Draft, any contract between Company and such party, or otherwise. It is the intention of the Parties that Household shall be and is pursuant to this Section entitled to all rights and remedies of Company with respect to the Applications and Qualifying Loans.
      Multiple Applications. This section shall govern application of this Agreement to multiple loan applications received from the same applicant, i.e., where Household receives an Submitted Application submitted by Company with respect to an applicant (the "Company Application") and Household receives another application with respect to the same applicant through a channel other than Company (the "Household Application").
        (a) If Household receives the Company Application before it receives the Household Application, then this Agreement shall apply to the resulting loan, provided, however, that this Agreement shall not apply to a loan resulting from a Household Application if Household denied the Company Application (pursuant to its standard underwriting criteria) prior to Household's receipt of the Household Application, or if the applicant has not entered into a resulting loan within forty-five (45) days of Household's approval of the Company Application.
        (b) If Household receives the Company Application after it receives the Household Application, then Household may proceed with the Household Application and this Agreement shall not apply to the resulting loan, provided, however, that this Agreement shall apply to a loan resulting from a Company Application if Household denied the Household Application prior to Household's receipt of the Company Application, or if the applicant has not entered into a resulting loan within forty-five (45) days of Household's approval of the Household Application.
    REPRESENTATIONS AND WARRANTIES OF COMPANY. As of the date of this Agreement, and as of each and every date Company forwards an Application to Household or offers a Loan to Household for acquisition under this Agreement, as the case may be, and as of each and every date Household acquires an Application or a Qualifying Loan hereunder, and throughout the Term of-the Agreement, Company hereby represents and warrants to Household, it being acknowledged and understood that each such representation and warranty is true and relates to material matters upon which Household relied, and Company covenants and agrees, as follows:
      4.1. Organization. Company is a corporation, duly organized, validly existing, and qualified and authorized to transact business in, and is in good standing under the laws of the jurisdiction of its organization and each jurisdiction in which it performs or will perform its obligations under this Agreement or is otherwise doing business or is otherwise exempt under applicable Law from such qualification.
      Capacity; Authority; Validity. Company has the power, authority and legal right to execute, deliver, and perform this Agreement and the transactions contemplated hereunder. The execution, delivery and performance of this Agreement by Company have been duly authorized by all necessary action, and this Agreement is enforceable against Company in accordance with its terms, except only to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, and other laws relating to or affecting creditors' rights generally and by general equity principles.
      Consents; Conflicts. No consent or approval of any other party or any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained prior to the event or circumstances for which it is required. There is no pending claim, cause of action, governmental action or litigation that, if determined adversely to Company, would affect Company's ability to perform its obligations under this Agreement. This Agreement will not result in Company's or any Affiliate of Company's breach of any other agreement, instrument or relationship by which Company or any Affiliate of Company is bound.
      Licenses. Company is, and throughout the term of this Agreement will remain, duly authorized and properly licensed under all applicable Laws to transact business as presently conducted, and to perform the transactions contemplated under this Agreement, and Company has full power and authority to perform its obligations contemplated by this Agreement.
      Compliance with Law. Company shall perform all of its duties and obligations under this Agreement, and with respect to each Application and each Loan, in compliance with all applicable Laws. Without limiting the scope of the foregoing provision, Company hereby represents that it has complied with any and all requirements contained in the Fair Credit Reporting Act with respect to disclosing information contained within a credit bureau report to Household.
      Applications. Each Submitted Application shall be and is bona fide, valid, and genuine, and shall be and is duly and properly executed by the parties shown as applicants who were, to the best of Company's knowledge, competent and had full legal capacity to enter into the Submitted Application at the time they executed the same; and no Submitted Application has been obtained by fraud or fraudulent representations and no oral or written agreement exists or will exist whereby any of the terms of any Submitted Application has been varied in any way that would make it inaccurate.
      Qualifying Loans. To the Company's knowledge, each proposed Loan acquired through the Fulfillment Channel shall be and is bona fide, valid, genuine and legally enforceable according to its terms and shall be and is duly and properly executed by the parties shown as obligors who were competent and had full legal capacity to enter into such Loan at the time they executed the same. To the Company's knowledge, there are no claims or defenses with respect to any such Loan; and no such Loan, or the obligations of any Obligor, co- purchaser, co-maker, guarantor or surety with respect to any such Loan, has been obtained by fraud or fraudulent representations and no oral or written agreement exists or will exist whereby any of the terms of any Qualifying Loan has been varied in any way.
      Obligors. To the Company's knowledge, none of the Applicants on the Loans are deceased, and none of such persons are the subject of any proceedings between Company and such persons, including bankruptcy.
      Accounting Records. The information that appears on Company's accounting and all other pertinent records pertaining to any Loan accurately reflect the true status of each Loan.
      Information is True. Company has furnished to Household all information received relative to each Submitted Application and Loan and, to the best of Company's knowledge, such information is true, unaltered and accurate, and, to the best of Company's knowledge, no statements or information made or furnished to Household are untrue, inaccurate or incomplete.
      Services Provided by Company. All insurance or other products or services provided or arranged by Company comply with all applicable Laws, all disclosures required by applicable Law to be made concerning insurance and such other products or services were complete and accurate and properly made, and all documents required to be delivered at the time of signing the Loan have been delivered.
      Privacy. Company shall not make any unauthorized disclosure of or use any personal information of individual consumers which it receives from Household or on Household's behalf other than to carry out the purposes for which such, information is received and Company shall comply in all respects with all applicable requirements of Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations. Company shall adopt and maintain a comprehensive privacy policy with respect to its handling of the personal information of individual consumers submitted by such consumers to Company via the Internet. Company's privacy policy shall be available on its Internet websites no later than July 1, 2001. Company shall comply in all respects with the provisions of such privacy policy.
      Insurance. Company agrees to provide a certificate of insurance evidencing commercial general liability in an amount not less than $1,000,000 per occurrence and $2,000,000 aggregate; workers' compensation insurance including employers' liability in an amount not less than $500,000 per accident/disease; errors and omissions insurance in an amount not less than $3,000,000; commercial blanket bond/crime (including fidelity) in an amount not less than $1;000,000 per occurrence; and umbrella liability in amount not less than $5,000,000 aggregate. Company agrees to ensure that general liability insurance and errors and omissions insurance includes personal injury coverage for mental anguish, mental or emotional distress, discrimination, slander, and invasion of privacy.
    REPRESENTATIONS AND WARRANTIES OF HOUSEHOLD. As of the date of this Agreement, and throughout the Term, Household hereby represents and warrants to Company that:
      Organization. HACC is a corporation, and Household Bank is a federal savings bank, duly organized, validly existing, and qualified and authorized to transact business in, and in good standing under the laws of, the jurisdiction of their organization and each jurisdiction in which they performs or will perform its obligations under this Agreement, or are otherwise doing business or are otherwise exempt under applicable Law from such qualification.
      Capacity; Authority; Validity. Household has the power, authority and legal right to execute, deliver, and perform this Agreement and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Household have been duly authorized by all necessary action, and this Agreement is enforceable against Household in accordance with its terms, except only to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, and other laws relating to or affecting creditors' rights generally and by general equity principles.
      Consents; Conflicts. No consent or approval of any other party or any _, governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except such as have been obtained prior to the event or circumstances for which it is required. There is no pending claim, cause of action, governmental action or litigation that, if determined adversely to Household, would affect Household's ability to perform its obligations hereunder. This Agreement will not result in Household's default in any other agreement, instrument, or relationship by which Household is bound.
      Licenses. Household is duly authorized and properly licensed under all applicable Laws to transact business as presently conducted, except such licenses and authorizations as will be obtained prior to the event or circumstances for which required. Household will maintain (and obtain prior to entry into a state mutually agreed upon by the Parties) all necessary licenses required by applicable Law to conduct business as contemplated by this Agreement.
      Compliance with Law. Household shall perform all of its duties and obligations under this Agreement in compliance with all applicable Laws. With respect to Qualifying Loans acquired by Household, Household shall charge, collect, and impose loan terms and conditions in compliance with all applicable laws, rules, and regulations, including without limitation, usury and disclosure requirements.
    INDEMNIFICATION & REMEDIES.
      Indemnification by HACC. HACC agrees to defend; indemnify, protect, save, keep, and hold Company and its Affiliates, and their respective shareholders, directors, officers, employees, representatives, agents, - servants, successors and assigns harmless from and against any and all, claims, losses, liabilities, damages, injuries, costs, expenses, attorneys' fees, court costs and other amounts (collectively, "Indemnified Items") arising out of or resulting from (i) Household's breach of this Agreement, (ii) the failure of any representation or warranty of Household contained in this Agreement to be correct, or (iii) the actions of Household, its Affiliates, or their respective shareholders, directors, officers, employees, representatives, agents, servants, successors and assigns in connection with the Applications and Qualifying Loans. HACC shall assume the settlement and defense of any suit or suits or other legal proceedings brought to enforce all such Indemnified Items, and shall pay all judgments or settlement amounts resulting from any such suit or suits or other legal proceedings, together with all other costs and expenses, including, but not limited to, attorneys' fees and other litigation costs.
      Indemnification by Company. Company agrees to defend, indemnify, protect, save, keep and hold Household and their Affiliates, and their respective shareholders, directors, officers, employees, representatives, agents, servants, successors, and assigns harmless from and against any and all Indemnified Items arising out of or resulting from (i) Company's breach of this Agreement, (ii) the failure of any representation or warranty of Company contained in this Agreement to be correct, (iii) the actions of Company, its Affiliates, or their respective shareholders, directors, Officers, employees, representatives, agents, servants, successors and assigns in connection with the Applications and Loans, or (iv) Loans which are not Qualifying Loans pursuant to Exhibit A attached hereto. Company shall assume the settlement and defense of any suit or suits or other legal proceedings brought to enforce all such Indemnified Items, and shall pay all judgments or settlement amounts resulting from any such suit or suits or other legal proceedings, together with all other costs and expenses, including, but not limited to, attorneys fees and other litigation costs. Household shall not be required to seek any recourse against any security or Obligor before being entitled to payment by Company.
      Indemnification Procedures. A Party which is entitled to indemnification under this Section 6 is herein called the "Indemnified Party" and the Party which is obligated under this Section 6 to indemnify the other Party is herein called the "Indemnitor". The Indemnified Party after it obtains knowledge of any claim, action, suit or proceeding or any threat thereof (collectively a "Claim") for which it believes it is entitled to indemnification under this Agreement shall promptly notify the Indemnitor of such Claim in writing, but in no event longer than ten. (10) days after such knowledge. The Indemnitor, after it obtains knowledge of any Claim for which the other Party is entitled to indemnification under this Section 6, shall promptly notify the Indemnified Party of such Claim, but in no event longer than ten (10) days after such knowledge. Each Party shall cooperate with the other in every reasonable manner (at the Indemnitor's sole expense) to facilitate the defense of any claim, action, or suit covered by this Section 6. The failure to notify shall not relieve the Indemnitor from any liability which it may have to the Indemnified Party or otherwise to the extent that the Indemnitor is not materially adversely affected by such delay. With respect to each such notice, the Indemnitor shall, at the Indemnified Party's option, immediately take all action necessary to minimize any risk or loss to the Indemnified Party including retaining counsel satisfactory to the Indemnified Party and take such other actions as are necessary to defend the Indemnified Party or to discharge the indemnity obligations under this Section. If the Indemnitor does not timely and adequately conduct such defense, the Indemnified Party may, at its option, at the expense of the Indemnitor, conduct such defense, contest, litigate or settle the Claire using counsel of its own choice without prejudice to its right of indemnification under this Section 6. The Indemnitor shall pay on demand any Indemnified Items incurred by the Indemnified Party. Each Party shall fully cooperate with each other in fulfilling the intent of this Section 6. The Indemnitor shall not settle any claim in which the Indemnified Party is named without the prior written consent of the Indemnified Party; which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnitor.
      Right of Offset. Each Party may offset any amounts owed by one Party to the other Party pursuant to this Agreement against any amounts owed to one Party by the other Party pursuant to this Agreement.
      Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, INCLUDING THIS SECTION 6, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY DAMAGES OR CLAIMS FOR LOST PROFITS OR LOSS OF BUSINESS OR CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, OR PUNITIVE DAMAGES ARISING FROM ANY ACT OR OMISSION OF THE OTHER PARTY RELATING TO, OR IN CONNECTION WITH, THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY TERMINATION OF THIS AGREEMENT BY ANY PARTY.
      Survival. The provisions, agreements and obligations of this Section 6 shall survive the expiration or termination of this Agreement.
    PROPRIETARY INFORMATION. The Parties may provide each other with information, whether in writing or orally, concerning each Party or its respective Affiliates that is proprietary to such Party, including, but not limited to, past, current or possible future products, services, projects, business operations, marketing ideas, objectives, methodology, strategy, financial data and results, competitive advantages and disadvantages, processes, technology, specifications, and trade secrets (herein collectively "Proprietary Information"); provide however, that the term "Proprietary Information" does not include information (a) which is (or which becomes) generally available to the public for legitimate reasons other than as a result of disclosure in breach of this Agreement, (b) which has been lawfully disclosed by a third party who did not impose any restriction on disclosure, (c) which has been independently developed by a Party or was rightfully possessed or already known by a Party prior to the execution of this Agreement, (d) which is developed independently by an employee, agent or contractor of that party without using the Proprietary Information, or (e) which is required to be disclosed by Law or court order, provided that the disclosing Party will exercise reasonable efforts to notify the other Party prior to disclosure. Except as otherwise provided in this Agreement, each Party agrees it will not without the other Party's prior written consent (i) disclose the specific terms of this Agreement except that either Party may make such, disclosures as appropriate to its Affiliates, auditors, consultants, or regulatory agencies, or as compelled by Law and may disclose in general terms the relationship resulting from this Agreement, or (ii) disclose to any third party any Proprietary Information of the other Party for so long as the pertinent information or data remains Proprietary Information, except as required to perform its obligations under this Agreement or except with the express written consent of the other Party or pursuant to a subpoena, including without limitation, an administrative subpoena, a court order or other order or demand of a governmental or regulatory agency or body. Each Party will take reasonable precautions to assure that Proprietary Information received from the other Party will be held in confidence and disclosed only to those employees, agents or contractors of the receiving Party who have a reason to know of this Agreement or the Proprietary Information or whose duties reasonably relate to legitimate business purposes or to develop, implement and perform the transactions contemplated by this Agreement. Each Party also agrees, upon the request of the other Party, to return or destroy any such Proprietary Information of the other Party and any copies or reproductions thereof upon expiration or termination of this Agreement. Notwithstanding the foregoing, in the event Household sells or assigns the Qualifying Loans or any rights thereto or interest therein, such Party may disclose such information as may be reasonably necessary or required to effectuate such sale or assignment provided that such assignee agrees in writing to be bound by the confidentiality provisions hereof prior to such disclosure.
    TERM AND TERMINATION.
      Term. The "Initial Term" of this Agreement shall be for one (1) year commencing on the Effective Date of this Agreement, subject to earlier termination as set forth below. Thereafter, this Agreement shall be automatically renewed for successive one (1) year periods (herein "Renewal Terms") unless and until terminated as provided below.
      Termination. Notwithstanding the foregoing, this Agreement may be terminated as follows:
          upon expiration of the Initial Term or any Renewal Term by Household or Company upon not less than thirty (30) days prior written notice to the other;
          by Household, immediately upon written notice to Company: (a) if Company breaches any obligation, warranty, representation, covenant, or agreement under this Agreement and fails to cure such breach within thirty (30) calendar days of receiving written notice of the breach from Household; (b) if Household has reasonable cause to believe that Company will not be able to perform its obligations under this Agreement; (c) if there occurs a change of (25%) or more of the ownership of Company; (d) if a material adverse change occurs in the financial condition of Company; or (e) if Company is subject to a dissolution, receivership, liquidation, insolvency, merger, consolidation, reorganization, sale of substantially all of its assets, cessation of business, voluntary or involuntary bankruptcy, or the placement by a state or federal governmental agency on probation or restriction of its activities in any manner which is the subject of, or affects the performance of Company under, this Agreement;
          by Company, immediately upon written notice to Household: (a) if Household breaches any obligation, warranty, representation, covenant, or agreement under this Agreement and fails to cure such breach within thirty (30) calendar days of receiving written notice of the breach from Company; (b) if Company has reasonable cause to believe that Household will not be able to perform its obligations under this Agreement; (c) if there occurs a change of (25%) or more of the ownership of Household; (d) if a material adverse change occurs in the financial condition of Household; or (e) if Household is subject to a dissolution, receivership, liquidation, insolvency, merger, consolidation, reorganization, sale of substantially all of its assets, cessation of business, voluntary or involuntary bankruptcy, or the placement by a state or federal governmental agency on probation or restriction of its activities in any manner which is the subject of, or affects the performance of the Household under, this Agreement; or
          by either Party, sixty (60) days after providing written notice to the other at any time after the first ninety (90) days of this Agreement.
      Survival. It is understood and agreed that the covenants, agreements, terms, indemnifications, remedies, representations and warranties set forth in Sections 3.5, 4, 5, 6, and 7 of this Agreement and such other provisions which by their meaning are intended to survive this Agreement shall survive the acquisition of any Qualifying Loan and the expiration or termination of this Agreement for any reason. The expiration or termination of this Agreement shall not affect the rights and obligations of the Parties with respect to transactions and occurrences which take place prior to the effective date of termination, except as otherwise provided in this Agreement, and shall not be affected or limited by any waiver, compromise, settlement, extension or variation of the terms of the Loan or release of any Obligor, or guarantor by Household.
      Termination of Prior Agreement. The Auto Loans Internet Program Agreement between HACC, NationsBank, N.A., and Electronic Vehicle Remarketing, Inc., dated as of June 18, 1999, is hereby terminated, effective as of the Effective Date of this Agreement, provided, however, that any and all provisions that are stated in such agreement to survive the expiration or termination thereof shall continue in full force and effect.
    MISCELLANEOUS.
      Independent Contractor Relationship. The relationship between Company and Household is that of independent contractors and shall not be construed as a joint venture, partnership or principal-agent relationship, and under no circumstances shall any of the employees of one Party be deemed to be employees of the other Party for any purpose. This Agreement shall not be construed as authority for either Party to act for the other in any agency or any other capacity or to make commitments of any kind for the account of or on behalf of the other, except as expressly set forth in this Agreement.
      Notices. All notices and other communications shall be in writing and shall be deemed given (i) three Business Days after being deposited in the U.S. mail, first class, postage prepaid, (ii) upon transmission, if sent by facsimile transmission, or (iii) upon delivery, if served personally or sent by any generally recognized overnight delivery service, and sent to the addresses set forth on Exhibit E attached hereto and made a part hereof, or to any other address as may hereafter be designated in writing by notice pursuant to this Section:
      Entire Agreement. This Agreement, including any addenda, schedules, exhibits, or other documents attached hereto or referenced herein or therein, each of which is hereby incorporated into this Agreement and made an integral part hereof, constitutes the entire agreement between the Parties relating to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior understandings, negotiations and discussions, written or oral, of the Parties relating to the transactions contemplated by this Agreement.
      Governing Law. This Agreement shall be governed by and interpreted in all respects by the laws of the State of Illinois without regard to any conflicts of law principles or choice of laws which would require the application of laws of another jurisdiction.
      Provisions Severable. If any provision of this Agreement shall be or become wholly or partially invalid, illegal or unenforceable, such provision shall be enforced to the extent that its legal and valid and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
      Validity; Amendment. This Agreement shall not be valid until signed and accepted by an authorized officer of each Party. The Parties agree that this Agreement, together with any addenda, schedules, exhibits or other documents attached hereto, may be amended from time to time in writing by mutual agreement of the Parties. No Party shall be bound by any change, alteration, amendment, modification or attempted waiver of any of the provisions hereof unless in writing and signed by an authorized officer of the Party against whom it is sought to be enforced. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns.
      Assignment. Company may not assign this Agreement without the prior written consent of Household. Household may not assign this Agreement without the prior written consent of Company.
      Waivers; Remedies are Cumulative. No failure or delay by a Party to insist upon the strict performance of any term or condition under this Agreement or to exercise any right or remedy available under this Agreement at law or in equity, and no course of dealing between the Parties, shall imply or otherwise constitute a waiver of such right or remedy, and no single or partial exercise of any right or remedy by any Party will preclude any other or further exercise thereof. All rights with respect to a Loan, unless otherwise provided in this Agreement, shall continue until all Loans have been fully paid. All rights and remedies provided in this Agreement are cumulative and not alternative; and are in addition to all other available remedies at law or in equity.
      Announcements and Advertising. No Party nor any of their respective Affiliates will issue any external announcements, press releases or advertising, whether verbal or written, in any way pertaining to the subject matter of this Agreement without first obtaining the prior written consent of the other Parties. Without the other Party's prior written consent, no Party shall use or refer to any name, mark, symbol or other trade identity of either of the other Parties or any of their respective Affiliates in any advertisement, press release or other communication.
      Captions; Sections; Counterparts. The captions or headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Any reference to a Section in this Agreement shall refer to all paragraphs and subparagraphs within that Section. This Agreement may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which shall constitute one and the same instrument.
      No Third Party Beneficiaries. Except as otherwise provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to create any rights in, or confer any benefits upon, any person or entity other than the Parties to this Agreement.
      Expenses. Unless specifically provided for elsewhere in this Agreement, each Party will bear all costs and expenses incurred by it in connection with the transactions herein, including legal fees, accounting fees and taxes which are imposed upon that Party based upon its activities hereunder.
      Independent Counsel and Interpretation. Each Party acknowledges that its legal counsel participated in the preparation and drafting of this Agreement, and that each has been or has had the opportunity to be represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement, and that they have executed this Agreement with the consent and upon the advice of said independent counsel. Accordingly, it is agreed that any legal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any addenda, amendments or exhibits thereto to favor any Party against the other.
      WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Household Automotive Credit Corporation, Household Bank, f.s.b., and Company have executed this Agreement, effective as of the date first written above.
Household Automotive Credit Corporation By: /s/ illegible Title: Vice President Date: 9/19/01	Household Bank, f.s.b. By: /s/ illegible Title: Vice President Date: 9/18/01
E-Loan, Inc. By: /s/ Stephen M. Herz Title: SV Consumer Loans Date: 8/18/2001	/s/ Matt Roberts CFO 8/18/2001

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

EXHIBIT A

Loan Program Description

1. Applications. Company shall obtain the consent of all applicants with respect to Applications for their credit application to be reviewed for a potential extension of credit by Household. Company shall follow its standard application process procedures for each Application received.

2. Review of Applications by Company. (a) Company shall review all

Applications and determine whether they should be submitted to Household under the Basic Lending Guidelines set forth below. Company shall forward to Household, at the Direct Alliance Loan Application Center address, all of the Submitted Applications. Such Submitted Applications shall be received by Household within forty-eight (48) hours of the initial receipt by Company of the Application (excluding days that are not Business Days). Company shall not forward any Submitted Applications to third parties other than Household, unless Household has notified Company of its non-approval of any Submitted Application pursuant to the terms of this Agreement.

(b) Company shall forward Submitted Applications to Household under either the "Referral Channel" or the "Fulfillment Channel." The Referral Channel shall be used for applicants who are applying for a Loan to be used for the purchase of a new or used Vehicle. The Fulfillment Channel shall be used for applicants who are applying for a Loan to be used for refinancing of a new or used Vehicle. Company shall specify for all Submitted Applications whether the Application is a Referral Channel (i.e. Vehicle purchase) or Fulfillment Channel (i.e. Vehicle refinance).

(c) With respect to any Applications that are not reviewed by Household or any other creditor for a potential extension of credit, and with respect to any Applications that do not result in an extension of credit by Household, Company, or any other creditor, Company shall deliver to the applicants with respect to such Applications an adverse action notice if required by applicable Laws.

(d) Company shall forward Submitted Applications to Household via electronic communications. Both Parties shall work together with respect to coordinating the systems requirements for establishing and maintaining electronic connectivity, and each Party shall bear its own expenses with respect thereto.

3. Basic Lending Guidelines.

[*]

4. Review of Submitted Applications by Household. Household shall review Submitted Applications received by Household and shall make a final credit decision with respect to such Submitted Applications pursuant to its Underwriting Criteria. Any waiver or adjustment by Household of Household's Underwriting Criteria in approving one or more Applications will not apply to any future transactions. Household may refuse to approve any Application if any of Household's Underwriting Criteria are not satisfied. Household will communicate any adverse action with respect to any such Application it reviews directly to the consumer who submitted such Application.

5. Application Result. Household will communicate to Company whether or not the Submitted Application was approved (the "Result") and the basic loan terms for the contemplated Loan, including the maximum amount, rate, term, and payment by electronic communication within two (2) hours except in the case of a computer system malfunction. With respect to Submitted Applications in the Fulfillment Channel, if a Submitted Application is approved, Company shall communicate the Result of each such credit decision to the respective applicant.

6. Loan Documentation and Acquisition Process. With respect to Approved Applications:

(a) With respect to Approved Applications in the Fulfillment Channel, Company shall: (i) communicate with the respective applicant to sell the terms of approval, (ii) confirm the applicant's intention to enter into a Loan, and (iii) provide Household with the payoff information and payoff good through date.

(b) Household shall prepare and obtain loan documents to evidence the Obligor's agreement to repay and to secure the Loan, with the Vehicle as collateral therefor, including all final loan documents, the Draft, disclosures, and related documents. The Draft will contain incorporation language, providing that the customer's signature on the Draft constitutes agreement to the terms of the loan documents and related documents applicable to such Loan. Household shall obtain signatures on loan documents and issue drafts or checks as proceeds thereof.

(c) All loan documents and all loan terms relating to fees, interest rates, charges, covenants, and agreements with respect to Loans shall be in Household's sole discretion. Origination fees, broker fees, and processing fees shall not be charged to Obligors by Company unless permitted by applicable law, and unless Household shall have approved such fees in writing.

(d) The Required Documents for each Loan that Household shall require from the Obligor shall consist of the following, as applicable depending on whether the loan is for a vehicle purchase or a refinancing:

1. Original executed Application.

2. Original fully executed Loan and original fully executed Draft, and an executed loan Assignment from Company to Household on a form approved by Household.

3. Proof of Lien (copy of registration and/or title application) showing Household Automotive Credit Corporation or other Affiliate designated by Household as first lienholder.

4. Evidence of Motor Vehicle Insurance/Agreement to Provide Insurance With Household Automotive Credit Corporation or other Affiliate designated by Household listed as first lienholder and loss payee

5. Copy of Invoice (if new Vehicle) or Copy of Buyer's Order (if used Vehicle) signed by Obligor.

6. Copies of any credit life, accident or health insurance policies related to the Loan, if applicable. Companies must have an A.M. Best rating of B+ or greater.

7. Lienholder's copy of any extended service (warranty) contract. Companies must have an A.M. Best rating of B+ or greater.

8. Copy of valid customer Driver's License (for identification purposes only, as requested and permitted by applicable Law).

9. Copy of Odometer Statement.

10. Signed Notice to Co-Signer or Explanation of Guarantor's Obligation (if applicable).

11. Four References for each Borrower and Proof of Residence (e.g. current phone bill).

12. Proof of income.

13. Booksheet for used Vehicle.

14. Military stipulations.

15. Due Bills.

16. Proof of residence.

17. Proof DMV fees paid on "Used Car Dealership"

18. Other Stipulations per Household's approval

(e) Qualifying Loans are Loans that comply with the following requirements: (i) Household has approved the Application of the proposed Obligor; (ii) Household has received all Required Documents; (iii) Household, at its option, has verified any of the information stated within the Required Documents, and all such information shall be true and correct in all material respects; (iv) Household has received evidence satisfactory to Household of the amount of the principal loan balance represented by the Required Documents (the "Principal Amount"); (v) all other requirements of Household have been satisfied; and (vi) all Loan provisions meet Household's requirements. Any waiver by Household of Household's standard requirements in acquiring one or more Loans will not apply to any future transactions. With respect to each Loan that is not a Qualifying Loan, Household shall have no obligation to fund such Loan. Household may refuse to acquire or fund any Approved Application if any of Household's requirements for acquisition are not satisfied in a timely manner.

(f) After Household determines that any Loan is a Qualifying Loan and may be acquired by Household, Household shall fund such Qualifying Loan, by paying the amount of the Draft or by otherwise advancing the Principal Amount to or on behalf of the Obligor.

(g) Company agrees that it will not offer for acquisition and/or funding to any party other than Household, any Approved Applications, and Company further agrees that it will offer all such Approved Applications to Household for acquisition and/or funding pursuant to this Agreement.

7. Endorsement of Checks. Company agrees to promptly endorse in favor of Household and to forward to Household any payment checks relating to Qualifying Loans received by Company, or endorsed in error by Company, and Company agrees to permit Household to so endorse any such payment checks made to the order of Company. Company agrees to forward to Household promptly, all inquiries, communications, lawsuits, investigations and official inquiries received by Company with respect to any Qualifying Loan. Household agrees to promptly endorse in favor of Company and to forward to Company any payment checks relating to Loans that are not Qualifying Loans received by Household, or endorsed in error by Household, and Household agrees to permit Company to so endorse any such payment checks made to the order of Household. Unless prohibited by Law, Household agrees to forward-to Company promptly, all inquiries, communications, lawsuits, investigations and official inquiries received by Household with respect to Company's actions relating to any Submitted Application.

8. Title and Insurance. For each Loan to be acquired or consummated by Household, Household or its designated Affiliate shall be identified as the first and only lienholder on the Vehicle certificate of title application or registration. If Company or any other party is mistakenly named as lienholder on the related certificate of title to a Vehicle with respect to any Qualifying Loan, Household shall have an equitable lien which shall be superior to any interest of Company or any other party in such Vehicle, and Household may cause such lien to be placed in the name of Household or its Affiliate. Company hereby grants Household a limited power of attorney to do any and all things necessary or appropriate in Company's name to replace Company as lienholder on the related motor vehicle title to any Qualifying Loan or to dispose of any repossessed Vehicles resulting from such Qualifying Loan, including, the limited power to endorse Company's name. If Household or any other party is mistakenly named as lienholder on the related certificate of title to a Vehicle with respect to any Loans that are not Qualifying Loans, Company shall have an equitable lien which shall be superior to any interest of Household or any other party in such Vehicle, and Company may cause such lien to be placed in the name of Company or its Affiliate. Household hereby grants Company a limited power of attorney to do any and all things necessary or appropriate to replace Household as lienholder on the related motor vehicle title to any Loan that is not a Qualifying Loan or to dispose of any repossessed Vehicles resulting from such Loan, including, the limited power to endorse Household's name.

EXHIBIT B

Compensation
Channel *	Book-to-Look Percentage **	Program Marketing and Service Fee ***
Fulfillment Channel	[*]	[*]
Referral Channel	[*]	[*]

* Applications shall be submitted to Household under either the Fulfillment Channel or Referral Channel, as defined in Exhibit A hereto.

** The Book-to-Look Percentage is the number of Qualifying Loans funded by Household during the preceding month divided by the number of Submitted Applications received by Household during the same preceding month.

*** The Program Marketing and Service Fee will be the amount set forth in the third column for each Qualifying Loan funded by Household during the preceding month.

EXHIBIT C

States for HACC

Arizona
Colorado
Delaware
District of Columbia
Florida
Georgia
Idaho
Illinois
Indiana
Iowa
Kansas
Maine
Maryland
Massachusetts
Michigan
Minnesota
Missouri
Montana
Nevada
New Hampshire
New Jersey
New Mexico
New York
North Carolina
North Dakota
Ohio
Oklahoma
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Utah
Vermont
Virginia
Washington
West Virginia
Wisconsin
Wyoming

Other states to be added by mutual written agreement of the Parties

* Purchase money lending only (no refinance loans)

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

EXHIBIT D

States for Household Bank

Arizona
California
Colorado
Connecticut
Delaware
District of Columbia
Florida
Georgia
Idaho
Illinois
Indiana
Iowa
Kansas
Kentucky
Maine
Maryland
Massachusetts
Michigan
Minnesota
Missouri
Montana
Nebraska
Nevada
New Hampshire
New Jersey
New Mexico
New York
North Carolina
North Dakota
Ohio
Oklahoma
Oregon
Pennsylvania
Rhode Island
South Carolina
South Dakota
Tennessee
Texas
Utah
Vermont
Virginia
Washington
West Virginia
Wisconsin
Wyoming

Other states to be added by mutual written agreement of the Parties

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.

CORRESPONDENT AGREEMENT FORM 2000

This Correspondent Loan Purchase Agreement ("Agreement"), dated the ___ day of __________, 200_, by and between CitiMortgage, Inc. ("CMI"), for itself and on behalf of Citibank, FSB, Citibank, N.A.. Citibank NYS and Citibank (Nevada), N.A., and __________ ("Correspondent").

In consideration of the terms contained in this Agreement, CMI and Correspondent agree as follows:

1. PURCHASE AND SALE OF MORTGAGE LOANS

From time to time, Correspondent may sell to CMI and CMI may purchase from Correspondent one or more residential mortgage, home equity or other loans ("Loan(s)") in accordance with the terms, conditions, requirements, procedures, representations and warranties set forth in the "CitiMortgage, Inc. Correspondent Manual" and all amendments, bulletins, program requirements and supplements to such Manual (collectively hereinafter referred to as the "CMI Manual"), and this Agreement. CMI and Correspondent agree that the CMI Manual is incorporated by reference herein and is part of this Agreement.

For each Loan offered for sale by Correspondent to CMI, Correspondent will deliver Loan documentation to CMI in accordance with the applicable terms, conditions, requirements, procedures. representations and warranties set forth in the CMI Manual. CMI may purchase Loans with or without conducting a complete review of the Loan documentation. CMI's review of, or failure to review, all or any portion of the Loan documentation shall not affect CMI's rights to demand repurchase of a Loan or any other CMI right or remedy provided by this Agreement.

For each Loan GMI agrees to purchase, GMI shall pay the amount agreed upon by CMI and Correspondent ("Purchase Price") in accordance with the applicable provisions of the CMI Manual. CMI may offset against the Purchase Price any outstanding fees or other amounts owing from Correspondent to CMI in connection with the particular purchase or other transactions.

As of the date CMI purchases each Loan, Correspondent will (i) transfer to CMI all of its right, title and interest in and to each Loan, including without limitation all documents held or subsequently acquired by Correspondent relating to each Loan and (ii) execute all documents necessary to transfer such right, title and interest to CIVIL

2. REPRESENTATIONS AND WARRANTIES

Correspondent represents, warrants and covenants throughout the term of this Agreement as follows:

(a) That it is duly organized, validly existing, in good standing, qualified and authorized to do business in each jurisdiction where it originate Loans or where a property securing any of its Loans is located: that all corporate or other actions and approvals necessary for the execution and performance of this Agreement have been taken and/or received: and that no consent from any third party is required for the execution and performance of this Agreement.

(b) That it (i) holds and shall maintain in good standing throughout the term of this Agreement all applicable license(s) and/or registration(s) in each jurisdiction that is/are necessary for Correspondent's Loan origination, purchase and sale activities under this Agreement and (ii) is in full compliance with all laws in each jurisdiction which govern Correspondent's activities under this Agreement. Correspondent agrees to promptly provide CMI with copies of all such license(s) and/or registration(s) upon request by CMI.

(c) That it will allow CMI to periodically investigate the financial (including but net limited to obtaining corporate and/or individual credit reports) and other status of Correspondent and, if necessary, the financial and other status of Correspondent's directors. officers and/or employees. If necessary. Correspondent shall cooperate with CMI to obtain the written consent of one or more of Correspondent's directors. officers and/or employees to such periodic investigation. Correspondent agrees that the failure to obtain such consent may result in the termination of this Agreement in accordance with the provisions of Sec. 7.

(d) That it is thoroughly familiar with and will comply with all applicable federal (including but not limited to the Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act and federal fair lending. laws). state and, if necessary, local laws and regulations directly or indirectly relating to its activities under this Agreement (including but not limited to involvement in such activities of individuals convicted of crimes involving dishonesty or breach of trust).

(e) That Correspondent is an approved seller/servicer of conventional residential adjustable and fixed-rate mortgage Loans for Fannie Mae, Freddie Mac, and/or is a FHA-, VA- and/or HUD-approved mortgagee ; that Correspondent is duly qualified. licensed, registered and otherwise authorized under all applicable laws and regulations and is in good standing to (i) originate, sell, endorse and assign Loans and, if applicable, the related Loan collateral to CMI, (ii) service Loans in the jurisdiction(s) where, if applicable, the properties securing such Loans are located for Fannie Mae, Freddie Mac, FHA or VA, and (iii) no event has occurred that would make Correspondent unable to comply with Fannie Mae, Freddie Mac, FHA, VA or HUD eligibility requirements or that would require notification to Fannie Mae, Freddie Mac, FHA or VA or HUD.

(f) That it does not believe, nor does it have any reason or cause to believe, it cannot perform every covenant contained in this Agreement or continue to carry on its business substantially as now conducted: that it is solvent and the sale of Loans will not cause it to become insolvent: that no action, suit, proceeding or investigation pending or threatened against Correspondent, either alone or in the aggregate, may result in its inability to carry on its business substantially as now conducted: and that the sale of Loans under this Agreement is not undertaken with the intent to hinder, delay or defraud any of its creditors.

(g) That it has obtained and reviewed or will, upon execution of this Agreement, promptly obtain and review the CMI Manual and will fully comply with its terms, conditions, requirements and procedures.

(h) That it does not currently and will not in the future employ any entity or individual on the Freddie Mac exclusionary list.

(i) That neither this Agreement nor any statement. report or other information provided or to be provided pursuant to this Agreement (including but not limited to the statements and information contained in the documentation for each Loan purchased by CMI) contains or will contain any misrepresentation or untrue statement of fact or omits or will omit to state a fact necessary to make the information not misleading. The provisions of this sub-section shall not apply to information obtained from (i) appraisers. escrow agents, title companies. closers, credit reporting agencies or any other entity approved by CMI ("Approved Entity") unless Correspondent knows or has reason to believe that any information provided by such Approved Entity is not true, correct or valid in any material respect and (ii) the Loan applicant(s) unless Correspondent knows, has reason to believe or, after performing its normal due diligence and quality control review, should have known that any information provided by the Loan applicant(s) is not true, correct or valid in any material respect.

(j) That the documentation for each Loan sold to CMI (i) shall be duly executed by the borrower(s), (ii) shall create a valid and legally binding obligation of the borrowers(s) and (iii), if applicable, shall create a fully enforceable first or subordinate lien on the property securing repayment of the Loan.

(k) That each mortgage, home equity or other Loan (i) shall be fully enforceable and originated in accordance with the terms, conditions, representations, warranties and covenants contained in the CMI Manual and this Agreement which were in effect as of the Loan closing date, (ii), if applicable, was serviced in accordance with applicable Fannie Mae, Freddie Mac, FHA, VA and/or HUD requirements and industry standards. and (iii) is subject to no defects or defenses, including but not limited to damage to the property securing the Loan, lien imperfections or environmental risk.

(I) That any third-party originators referring, or in any way involved with, any Loan shall be, at a minimum. approved by Correspondent according to Fannie Mae, Freddie Mac, FHA, VA and'/or HUD guidelines for approving third- party originators as described in the CMI Manual.

(m) That it will immediately notify CMI if it (i) fails to maintain any license or registration in violation of Sec. 2(b) above and/or (ii) becomes subject to any enforcement and/or investigative proceeding by any licensing or regulatory authority or agency and/or (iii) is named as a party or becomes involved in any material litigation.

(n) That it will immediately notify CMI if (i) Correspondent and/or any of its principal director(s) or owner(s) becomes the debtor in any voluntary or involuntary bankruptcy proceeding, (ii) Correspondent and/or any of its principal director(s) or owner(s) requests the appointment of a receiver and/or (iii) Correspondent and/or any of its principal director(s) or owner(s) has incurred or is likely to incur a material, adverse change in its/their financial condition.

(o) That it will immediately notify CMI of any material change in ownership and/or management.

(p) That it will promptly respond to or otherwise comply with CMI's reasonable request(s) for periodic financial statements of Correspondent and/or any of its principal director(s) or owners and any other documentation required by CMI in connection with the recertification of Correspondent.

(q) That it will fully comply with all additional representations, warranties and covenants contained in the CMI Manual.

(r) That all representations, warranties and covenants contained in this Agreement and the CMI Manual shall survive the expiration and termination of this Agreement.

3. COSTS

Correspondent shall pay all costs and expenses incurred in connection with the transfer and delivery of Loans to CMI purchased pursuant to this Agreement, including but not limited to mortgage Loan assignment preparation and recording fees, fees for title policy endorsements and continuations, and Correspondent's attorneys' fees.

4. CORRESPONDENT ADVERTISING; NON-SOLICITATION AND CUSTOMER PRIVACY

Correspondent may advertise to the public the availability of various Loan programs, but Correspondent may not, in any way, directly or indirectly identify CMI in all such advertising unless (i) required by applicable law or (ii) CMI has, in advance, approved use of CMI's name in such advertising.

Correspondent agrees that the borrower(s) on all Loans shall, at the time of purchase by CMI, become the exclusive customers of CMI for all Loan-related purposes. During the first twelve (12) months after the date any Loan is purchased by CMI, Correspondent represents and warrants that Correspondent, Correspondent's directors, officers, employees, agents or affiliates will not, without the prior consent of CIVIL (i) use targeted advertising, solicit or otherwise directly encourage or incent the Loan borrower(s) to refinance or prepay the Loan that was purchased by CMI, (ii) prepare, sell or distribute any customer list incorporating the names, addresses or any non-public personal information of such borrower(s) or (iii) use any such customer list to solicit, promote, or allow any other entity to solicit or promote, the sale of financial services or products to any such borrower(s). CMI and Correspondent agree that nothing contained herein shall prohibit advertising or solicitation by Correspondent that is directed to the general public in the area where the Loan borrower(s) reside(s).

Correspondent acknowledges that it has received a copy of the Citigroup Privacy Promise and/or Citigroup Privacy Policy and, to the extent necessary, shall comply with all applicable provisions of such Promise and/or Policy. Correspondent also agrees that it shall comply with all applicable federal or state laws related to the use and/or retention of the non-public personal and/or financial information associated with all Loans and the related Loan borrower(s).

5. TERM

This Agreement is for an initial one-year term and shall automatically renew for successive one-year terms, unless terminated pursuant to Section 7 of this Agreement.

6. RELATIONSHIP BETWEEN CMI AND CORRESPONDENT

This Agreement will not create any agency between Correspondent and CIVIL Correspondent shall conduct its business under this Agreement as an independent contractor and shall have the rights and responsibilities of an independent contractor.

CMI shall not be responsible for any actions or omissions by Correspondent. Correspondent agrees it will not represent, orally, in writing, by implication or otherwise, that it can act in any capacity on behalf of CMI.

CMI is prescribing no marketing plan for Correspondent and exercises no control over the methods, operations and practices of Correspondent except as provided in this Agreement and the CMI Manual.

Correspondent acknowledges it is not selling or distributing CMI's services, and CMI has made no promise, representation or warranty regarding the profitability of any arrangement with Correspondent.

Correspondent and CMI acknowledge that each will be providing the other party with valuable proprietary information ("Confidential Information"), including but not limited to information regarding CMI's or Correspondent's products, programs, underwriting policies, procedures and customers. Except as necessary to perform its obligations under this Agreement or as required by law, each party will not disclose any Confidential Information to any person outside that party's organization and will limit access to this information within its organization on a strict "need to know" basis. Each party agrees to notify all of its directors, officers, employees and other agents of its obligations regarding Confidential Information and will cause such directors, officers, employees and other agents to comply with such obligations.

7. TERMINATION

CMI may immediately terminate this Agreement without notice and CMI then will have no further obligations under this Agreement upon: (1) the failure of Correspondent to perform or abide by any term, condition, covenant or obligation contained in this Agreement or the CMI Manual; (2) the finding by CMI that any representation or warranty made by Correspondent is false or incorrect in any material respect; (3) commencement by or against Correspondent of any bankruptcy, insolvency or similar proceedings; (4) CMI's determination that Correspondent's actions contravene the terms and conditions of this Agreement or could adversely impact CMI's activities or reputation; or (5) the failure of loans sold by Correspondent to CMI pursuant to this Agreement to satisfy CMI's expectations regarding loan quality and/or performance.

Either party may terminate this Agreement for any other reason upon thirty (30) calendar days prior notice to the other. In the event of termination, Correspondent shall fully cooperate with and assist CMI in obtaining the documentation necessary to complete the processing and full resolution of all matters (including but not limited to the delivery of all application and/or closed loan documents and, if applicable, all Loan insuring documentation) relating to all Loans purchased by CMI.

8. ASSIGNMENT

Correspondent may not assign this Agreement or any of its responsibilities under this Agreement. CMI reserves the right. upon notice to Correspondent, to assign or delegate in whole or in part its obligations and responsibilities under this Agreement to any affiliated entity engaged in the business of residential financing.

9. NON-EXCLUSIVE AGREEMENT

Correspondent's rights under this Agreement are on a non-exclusive basis. CMI shall be free to market its products and services to, and to contract with, other parties and customers as it deems appropriate.

10. INDEMNIFICATION

Correspondent agrees to indemnify and hold CMI harmless from any and all claims, actions and costs, including reasonable attorneys' fees and costs, arising from (i) Correspondent's performance or failure to perform under the terms, conditions or obligations of this Agreement or the CMI Manual (including but not limited to Correspondent's failure to timely deliver all documents and records associated with or related to all Loans purchased by CMI pursuant to this Agreement), (ii) any fraud, misrepresentation or breach of any representation, warranty or covenant contained this Agreement or the CMI Manual and/or (iii) Correspondent's advertisements, promotions or other activities. This indemnification shall extend to any action or inaction by the directors, officers, employees, agents, independent contractors or other representatives of Correspondent and shall survive the expiration and termination of this Agreement.

11. CURE OR REPURCHASE

If CMI, in its sole and exclusive discretion, determines any Loan purchased pursuant to this Agreement:

(i) was underwritten and/or originated in violation of any term, condition, requirement or procedure contained in this Agreement or the CMI Manual in effect as of the date CMI purchased such Loan;

(ii) was underwritten and/or originated based on any materially inaccurate information or material misrepresentation made by the Loan borrower(s), Correspondent, Correspondent's directors, officers, employees, agents, independent contractors and/or affiliates, or any other party providing information relating to said Loan;

(iii) was or is capable of being rescinded by the applicable borrower(s) pursuant to the provisions of any applicable federal (including but not limited to the Truth-in-Lending Act) or state law or regulation;

(iv) must be repurchased from any secondary market investor (including but not limited to the Fannie Mae, Freddie Mac. FHA, VA, HUD or Government National Mortgage Association) due to a breach by Correspondent of any representation, warranty or covenant contained in this Agreement or the CMI Manual or a failure by Correspondent to comply in all material respects with the applicable CMI Manual terms, conditions, requirements and procedures; and/or

(v) was subject to an Early Payment Default (as defined in the CMI Manual), an Early Payoff (as defined in the CMI Manual) or any other payment related defect (as defined in the CMI Manual)

Correspondent will, upon notification by CMI, correct or cure such defect within the time prescribed by CMI to the full and complete satisfaction of CMI. If, after receiving such notice from CMI, Correspondent is unable to correct or cure such defect within the prescribed time, Correspondent shall, at CMI's sole discretion, either (i) repurchase such defective Loan from CMI at the price required by CMI ("Repurchase Price") or (ii) agree to such other remedies (including but not limited to additional indemnification and/or refund of a portion of the Loan purchase price) as CMl may deem appropriate. If CMI requests a repurchase of a defective Loan, Correspondent shall, within ten (10) business days of Correspondent's receipt of such repurchase request, pay to CMI the Repurchase Price by cashier's check or wire transfer of immediately available federal funds. If such defective Loan is owned by CMI at the time of repurchase by Correspondent. CMI shall, upon receipt of the Repurchase Price, release to Correspondent the related mortgage file and shall execute and deliver such instruments of transfer or assignment, in each case without recourse or warranty, as shall be necessary to vest in Correspondent or its designee title to the repurchased Loan.

Correspondent agrees and acknowledges that the provisions of this Sec. 11 do not, in any way, eliminate, diminish or impair Correspondent's indemnification obligations contained in Sec. 10.

12. GOVERNING LAW; VENUE

This Agreement shall be governed by the laws of the State of Missouri and applicable federal law.

CMI and Correspondent agree that any action, suit or proceeding to enforce or defend any right or obligation under this Agreement or otherwise arising out of either party's performance under this Agreement shall be brought in St. Louis County Circuit Court or the United States District Court for the Eastern District of Missouri and each party irrevocably submits to the jurisdiction of either forum and waives the defense of an inconvenient forum to the maintenance of any such action. suit or proceeding in such state or federal court and any other substantive or procedural rights or remedies it may have with respect to the maintenance of any such action or proceeding in either forum.

13. NOTICE

All notices to CMI shall be sent in accordance with the applicable provisions of the CMI Manual and' shall be addressed according to such provisions.

Prior to or at the time Correspondent executes this Agreement, it shall provide CMI with one or more procedures and addresses for delivering notices pursuant to this Agreement. In addition to these procedures and addresses. Correspondent agrees and acknowledges that CMI may deliver all notices required by this Agreement in writing to Correspondent at the address listed on the last page of this Agreement.

14. MODIFICATION; MERGER: ENTIRE AGREEMENT; NO WAIVER OF RIGHTS

This Agreement may not be modified except by a document or record signed by both CMI and Correspondent. This Agreement (including the CMI Manual) contains the entire agreement of the parties and supersedes all previous agreements (including all amendments thereto) between the parties hereto. Any representations, promises or agreements not contained in this Agreement or the CMI Manual shall have no force or effect. The failure of either party to exercise any right given to it under this Agreement or to insist on strict compliance of any obligation under this Agreement shall not constitute a waiver of any right, including the right to insist on strict compliance in the future.

15. ON-SITE REVIEW AND DOCUMENT COLLECTION

Correspondent shall permit any officer, employee or designated representative of CMI, at any reasonable time during regular business hours and upon reasonable advance notice by CMI, to conduct an examination and audit on Correspondent's premises of any of the processes implemented and documents kept by Correspondent regarding any Loan purchased by CMI pursuant to this Agreement. If Correspondent fails to timely deliver, in accordance with the applicable terms and conditions specified in the CMI Manual, all documents and records associated with or related to any Loan purchased by CMI pursuant to this Agreement, Correspondent shall also give CMI and its officers. employees, or designated representatives reasonable access to Correspondent's premises in order to allow CMI to retrieve, prepare or otherwise obtain all such documents and records. Correspondent shall also make its officers, employees and/or designated representatives available to CMI and shall cooperate with CMI in all such examinations, audits and document and record collection activities.

16. AUTHORITY TO EXECUTE AGREEMENT

Correspondent represents and warrants that it has all requisite power, authority and capacity to enter into this Agreement and to perform all obligations required of it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have each been duly and validly authorized by all necessary action(s). Correspondent shall, upon request by CMI, execute such supplemental resolutions, acknowledgments and/or certifications as may be reasonably necessary to evidence such power, authority and capacity.

17. CORRESPONDENT GRANT OF LIMITED POWER OF ATTORNEY

Correspondent hereby appoints CMl and the directors, officers, employees, agents, successors and assigns of CMI as its true and lawful attorney-in-fact without right of revocation and with full power of substitution for and in its place and stead to (i) demand and control all sums due on Loans purchased pursuant to this Agreement and to enforce all rights with respect thereto, (ii) endorse, mark, place or otherwise evidence Correspondent's name as payee on all checks, drafts, acceptances or other form of partial or full Loan payment delivered or tendered to CMI, (iii) endorse, mark, place or otherwise evidence Correspondent's name on all notes, mortgages, deeds of trust, and other forms of security instruments or collateral and all assignments, full or partial releases or satisfactions of said mortgages, deeds of trust, and other forms of security instruments or collateral for all Loans purchased pursuant to this Agreement. Correspondent agrees to execute such other documents as CMI may reasonably request to evidence the appointment of CMI as Correspondent's attorney-in-fact.

18. MISCELLANEOUS

All capitalized terms not otherwise defined herein shall have the meanings attributed to them in the CMI Manual. All Section headings are for convenience only and shall not be construed as part of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction and, to accomplish this purpose, the provisions hereof are severable. This Agreement shall not be effective until signed by both parties.

IN WITNESS WHEREOF, the duly authorized officers of CMI and Correspondent have executed this Agreement as of the date first above written.

CITIMORTGAGE, INC.	(CORRESPONDENT
By:	By:
Title:	Title:
Date:	Date:
Correspondent Notice Address:

APPROVED BY CITIBANK, FSB FOR UNDERWRITING AND CREDIT POLICY COMPLIANCE:

By:

Citibank, FSB Title:

Date:

NOTE: THE TEXT OF THIS AGREEMENT MAY NOT BE CHANGED IN ANY MANNER WITHOUT THE EXPRESS PERMISSION OF CITIMORTGAGE, INC.

CONFIDENTIAL TREATMENT REQUESTED - EDITED COPY

[ * ] This information has been omitted based on a request for confidential treatment. The non-public information has been filed separately with the SEC.